Exhibit 99.1
Hipcricket Reports Fiscal First Quarter 2015 Results

Bellevue, Wash. – July 9, 2014 – Hipcricket®, Inc. (OTCBB: HIPP) (OTCQB: HIPP), a leader in mobile engagement and analytics, reported results for the first quarter ended May 31, 2014.

Fiscal Q1 2015 Highlights

•	Revenue up 25% to record $7.3 million

•	Gross profit increased 13% to $3.7 million

•	Bookings increased 38% year-over-year to $8.8 million

•	Backlog increased 7% to $20.4 million from the same year-ago period

Fiscal Q1 2015 Financial Results
Revenue for the first quarter of fiscal 2015 increased 25% to $7.3 million from $5.9 million in the same year-ago period. The increase was driven by new customers and the expansion of existing customer activity.

Revenue mix for the first quarter of fiscal 2015 was 42% from mobile marketing (derived from messaging, mobile web, and mobile applications) and 58% from mobile advertising (primarily derived from mobile brand advertising through agencies). This is compared to 64% from mobile marketing and 36% from mobile advertising in the same year-ago period.

In the first quarter of fiscal 2015, bookings (which the company defines as the dollar value of contracts signed, including new orders and renewals) were $8.8 million compared to $6.4 million in the same period of fiscal 2014. Approximately 73% of total bookings in fiscal Q1 2015 were new sales to existing and new customers, with the balance representing license renewals. The company’s bookings can fluctuate from quarter-to-quarter, and renewals will vary primarily due to the timing of contract renewal dates.

Gross profit for the first quarter of fiscal 2015 was $3.7 million or 50% of revenue, compared to $3.3 million or 56% of revenue in the same year-ago period. The increase in gross profit was primarily due to a larger percentage of sales from mobile advertising.

Operating expenses for the first quarter of fiscal 2015 decreased 2% to $9.1 million from $9.3 million in the same year-ago period.

To provide greater insight into its operating expenses, the company reports a non-GAAP operating expense metric, which it defines as total operating expenses less impairment of goodwill, impairment of intangible assets and investments, share-based compensation, severance and related costs, depreciation and amortization. On this basis, non-GAAP operating expenses in the first quarter of fiscal 2015 totaled $6.7 million compared to $6.3 million in the same year-ago period.

Net loss for the first quarter of fiscal 2015 improved to $5.4 million or $(0.04) per share from a net loss of $6.0 million or $(0.05) per share in the same period of fiscal 2014. In the first quarter of fiscal 2015, earnings before non-cash charges (a non-GAAP term the company defines below) totaled a loss of $3.5 million, an improvement from a loss of $3.6 million in the same period of 2014. See further discussion of the company’s use of non-GAAP terms and reconciliations to GAAP, below.

Management Commentary
“This quarter’s record revenue was driven by both new customers and the expansion of existing customer activity,” said Todd Wilson, Hipcricket's chairman and CEO. “The results also reflect the strategic decisions we made late last year to strengthen our sales team and further enhance our product offerings, like the new analytics features of our AD LIFE platform.

“My first initiative as CEO is to ensure we quickly get to EBITDA positive operations.  In doing this, we are focusing our sales efforts on higher value customers, leveraging our technology staff to maintain and enhance our product offering, as well as consolidate certain non-core personnel positions.

“We are now aggressively implementing this plan, and expect to begin seeing the full effect on a quarterly basis in our fiscal third quarter.  Given our outlook for a strong second half, we continue to believe that fiscal 2015 has the potential to be a year of double-digit revenue growth. We see this being driven by continued industry expansion, new customer acquisitions, and increased activity within our existing customer base of global companies and brands. Our operating plan calls for sustainable revenue growth beyond 2015, as we realize operational efficiencies and achieve positive operating EBITDA in the second half of the fiscal year.”

Conference Call
Hipcricket will hold a conference call later today (July 9, 2014) to discuss these financial results. The company's chairman and interim CEO, Todd Wilson, and president and COO, Doug Stovall, will host the call starting at 4:30 p.m. Eastern time. A question and answer session will follow management's presentation.

To participate, please dial the appropriate number at least 10 minutes prior to the start time and ask for the Hipcricket conference call.

U.S. dial-in: (888) 401-4669
International dial-in: (719) 457-1035
Conference ID: 2827380

The conference call will be broadcast simultaneously via a link available in the investors section of the company's website here. For the webcast, please access the link at least 15 minutes prior the call in order to register and install any necessary audio software. If you have any difficulty connecting with the conference call or webcast, please contact Liolios Group at (949) 574-3860.

A replay of the call will be available after 7:30 p.m. Eastern time through July 23, 2014 via the same website link as well as by phone:

U.S. replay dial-in: (877) 870-5176
International replay dial-in: (858) 384-5517
Replay ID: 2827380

About Hipcricket
Hipcricket, Inc. (OTCBB: HIPP) & (OTCQB: HIPP) provides a unified mobile engagement platform that drives awareness, sales and loyalty. Its AD LIFE® platform has been used by internationally recognized brands and agencies to power more than 400,000 campaigns across SMS, 2D/QR codes, mobile websites, advertising networks, social media and branded apps. For additional Hipcricket news and information, visit www.hipcricket.com or text "NEWS" to 24474.

Hipcricket®, AD LIFE® and the Hipcricket logo are trademarks of Hipcricket, Inc. All rights reserved. 2009-14.

Non-GAAP Financial Measures
This press release includes financial measures defined as non-GAAP financial measures by the SEC. The presentation of this financial information is not intended to be considered in isolation or as a substitute for the financial information prepared and presented in accordance with generally accepted accounting principles accepted in the United States of America ("GAAP"). Generally, a non-GAAP financial measure is a numerical measure that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with GAAP. We supplement our GAAP disclosures with Non-GAAP Operating Expenses and Non-GAAP Earnings (Losses). These amounts exclude non-cash items, including share-based compensation expense, depreciation and amortization, acquisition related contingent consideration (including fair value adjustments and deferred income tax benefits), and impairment charges for goodwill and intangible assets and investments. Non-GAAP Operating Expenses also exclude severance and related costs.  The following table reconciles Non-GAAP Operating Expenses and Non-GAAP Earnings (Losses) to the comparable GAAP measures (Unaudited):

Non-GAAP Information and Reconcilation to Comparable GAAP Financial Measures (Unaudited):
	3 months ended
	May 31,
Non-GAAP Operating Expenses (in millions)	2014	2013
Total Operating Expense	9.1	9.3
Severance expense	(0.5)	(0.6)
Share-based payments	(0.6)	(1.1)
Depreciation and amortization	(1.3)	(1.3)
Total Non-GAAP Operating Expenses:	6.7	6.3

	3 months ended
	May 31,
Earnings before non-cash charges (in millions)	2014	2013
Net loss as reported (GAAP)	(5.4)	(6.0)
Share-based payments	0.6	1.1
Depreciation and amortization	1.3	1.3
Earnings before non-cash charges	(3.5)	(3.6)

Important Cautions Regarding Forward-Looking Statements
This press release contains forward-looking statements regarding future events and our future financial performance. All statements other than present and historical facts contained in this release, including any statements regarding our plans for future operations, anticipated future financial position, anticipated results of operations, financing plans, business strategy, competitive position, opportunities for growth and industry trends, are forward-looking statements. All forward-looking statements involve risks, uncertainties and contingencies, many of which are beyond our control. The company’s actual results, performance, or achievements may differ materially from those projected or assumed in any of the forward-looking statements. Factors that could cause actual results to differ materially from the forward-looking statements include, among others:  overall economic and business conditions; the demand for our products and services; competitive factors in our industry; the emergence of new technologies; our cash position; the availability of funding sources; the strength of our intellectual property portfolio; and changes in government regulations in our industry. A more detailed discussion of these factors is set forth in the company’s annual report on Form 10-K for the year ended February 28, 2014 and other reports filed with the U.S. Securities and Exchange Commission. The company does not intend, and undertakes no duty, to update any forward-looking statement to reflect future events or circumstances.

Investor Relations Contact
Matt Glover or Michael Koehler
Liolios Group, Inc.
(949) 574-3860
HIPP@liolios.com

Hipcricket Media Contact
Andrea Mocherman
(425) 452-1111
amocherman@hipcricket.com

Balance Sheets
(in thousands)
	May 31, 2014	February 28, 2014
ASSETS
CURRENT ASSETS
Cash & cash equivalents	$1,598	$3,002
Restricted cash	215	215
Accounts receivable, net	6,853	6,808
Prepaid expenses and other current assets	438	416
Total current assets	9,104	10,441

Property and equipment, net	358	323
Goodwill	35,060	35,060
Intangible assets, net	19,954	21,203
Deposits	159	163
TOTAL ASSETS	64,635	67,190

LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES
Accounts payable	6,552	4,412
Accrued liabilities	3,166	2,629
Deferred revenues	642	808
Line of credit	1,845	2,210
Total current liabilities	12,205	10,059

LONG TERM LIABILITIES
Deferred income tax liability	3,376	3,376
Accrued liabilities	148	55

TOTAL LIABILITIES	15,729	13,490

Commitments and contingencies

STOCKHOLDERS' EQUITY
Common stock	15	15
Additional paid in capital	187,960	187,333
Accumulated deficit	(139,069)	(133,648)
Total stockholders' equity	48,906	53,700

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$64,635	$67,190

Statements of Operations
(in thousands except Net Loss Per Share and Shares Outstanding)

	3 months ended
	May 31,
	2014	2013

REVENUE	7,331	5,866

COST OF REVENUES	3,638	2,603

OPERATING EXPENSES
Sales and Marketing	3,082	3,337
Technology and Development	1,769	1,988
General and Administrative	2,946	2,677
Depreciation and Amortization	1,288	1,275

Total operating expenses	9,085	9,277

LOSS FROM OPERATIONS	(5,392)	(6,014)

OTHER INCOME (EXPENSE)
Interest income (expense), net	(29)	(1)

NET LOSS BEFORE INCOME TAXES	(5,421)	(6,015)

Income tax benefit (expense)	-	-

NET LOSS	(5,421)	(6,015)

BASIC AND DILUTED NET LOSS PER SHARE	$(0.04)	$(0.05)

WEIGHTED AVERAGE SHARES OUTSTANDING	154,751,590	129,595,547

Statements of Cash Flows
(in thousands)
	3 months ended
	May 31,
	2014	2013
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(5,421)	$(6,015)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	1,288	1,275
Bad debt expense and other	20	1
Common stock issued for services	-	46
Common stock issued for settlement	35	-
Share-based payments	592	1,052
Changes in operating assets and liabilities:
Accounts receivable	(64)	546
Prepaid expenses and other current assets	(23)	121
Deposits	3	(13)
Accounts payable &accrued liabilities	2,678	(979)
Deferred revenue	(166)	260
Long-term liabilites and other	93	(17)
CASH USED IN OPERATING ACTIVITIES	(965)	(3,723)

CASH FLOWS FROM INVESTING ACTIVITIES
Cash paid for purchase of patents	-	(46)
Cash paid for patent defense costs	(3)	(183)
Additions to property and equipment	(71)	-
CASH USED IN INVESTING ACTIVITIES	(74)	(229)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds received from line of credit	(365)	1,000
Proceeds received from exercise of options /warrants	-	3
CASH PROVIDED BY FINANCING ACTIVITIES	(365)	1,003

NET DECREASE IN CASH	(1,404)	(2,949)
CASH AT BEGINNING OF PERIOD	3,002	4,353

CASH AT END OF PERIOD	$1,598	$1,404